Exhibit 23.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20- 16 International Plaza, Singapore 079903.
UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428
Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2026, with respect to the financial statements of Ribbon Acquisition Corp. December 31, 2025 and 2024 and for the year ended December 31, 2025 and for the period from July 17, 2024 (inception) to December 31, 2024 in this Registration Statement on Form S-4 and the related Prospectus of Ribbon Acquisition Corp. filed with the Securities and Exchange Commission.

/s/ Audit Alliance LLP

Singapore

July 24, 2026